Exhibit 99.1

Letter of Intent

This Letter of Intent (“LOI”) is entered into by and between MagneGas Corporation ("MNGA") of Tarpon Springs, Florida and Pioneer Recycling of Clearwater, Florida (“PR”) sometimes referred to herein as the (“Parties”).

1.	Recitals

Whereas, MNGA is a Publicly Traded corporation organized and existing under the law of the state of Delaware with its principal place of business in the state of Florida;

Whereas, PR is a Limited Liability Corporation engaged in the business of recycling solid wastes and business development in Florida;

Whereas, MNGA is engaged in the business of generating gaseous fuel from various liquids including ethylene glycol and liquid waste materials, with its patented Plasma Arc Flow technology;

Whereas, MNGA and PR plan on collaborating for the testing and sale of MagneGas equipment for the purpose of sterilizing, gasifying or incinerating medical wastes;

Whereas, MNGA and PR intend this LOI to be for a sterilization system testing and possible purchase agreement, the parties hereby agree to the following:

The objective of PR and MNGA is to test, certify and commercialize systems to sterilize, gasify or incinerate medical wastes either solid or liquid and hazardous or non-hazardous of a nature.

(1)	Testing Phase: The initial testing phase will involve non-hazardous medical wastes such as expired pharmaceuticals, in either sterilization mode or gasification mode. During the test phase the following will occur:
a.	Non-hazardous liquids will be brought to the MNGA headquarters for testing using the MNGA process. The test protocol and liquid quantities will be mutually agreed upon by both parties.
b.	Following completion of the tests, an independent laboratory will be used to analyze the results based on pre-determined testing criteria.
c.	All results will be shared with both parties but will remain confidential.
d.	Costs related to all liquid transport, system processing and laboratory testing will be equally shared by both parties.
e.	All unused liquid will be returned to its point of origin.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

(2)	Operational Phase: Once testing is completed to the satisfaction of all parties and target customers, a joint venture will be formed with both parties to pursue the medical waste sterilization market in the United States. During this phase, it is the intention of both parties for the following to occur:
a.	The parties will mutually determine if it is best to buy, lease or cost share a minimum 100kw recycle to place at a waste facility for demonstration and industrial processing. Said price and terms will be based on system requirements to be determined after testing.
b.	The Magnegas recycler will be installed at a facility which is suitable to treat non-hazardous wastes. This facility will be used as a demonstration center to attract new customers and commercialize the market.
c.	Both parties will work in good faith towards the signature of definitive agreements outlining the representations, warranties, terms and conditions of the transaction.
d.	Both Parties agree to pursue opportunities in MagneGas enhanced incineration which we would call “Plasmification” under separate agreement.

2.	This agreement is subject to the following:

(a)	PR’s satisfactory completion of due diligence and testing;

(b)	The Board of Directors of PR and MNGA approving the Transaction;

(c)	The Parties' execution of the Definitive Agreement [and the ancillary agreements];

(d)                 The receipt of any regulatory approvals and third party consents required for continued operations, on terms satisfactory to PR;

(e)                  There being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

2.	Website Links and Image Authorization - www.MagneGas.com

MNGA and PR authorize each other to be named as a “Strategic Partner” on each others’ website and inclusive in mutual Press Releases with a corporate logo linking to its website. PR and MNGA mutually agree to provide the other party an advance copy and obtain counter party approval of all documents, videos and other media prior to dissemination to the public.

3.	Expenses

Each Party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors.

4.	Governing Law

This LOI shall be governed by Florida law, without reference to the Florida rules on conflict of laws.

5.	Transferability

This LOI is non-transferable except to a wholly owned subsidiary of any Party; the change of control of any Party shall be deemed a “transfer" of this LOI for purposes of this paragraph.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

6.	Counterparts

For the convenience of the Parties hereto, this LOI may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the Parties hereto, whether or not such counterpart will bear the execution of each of the Parties hereto, will be deemed to be, and will be construed as, one and the same.

7.	Term

This LOI expires on 12/31/2014 but can be cancelled by either party, without cost, cost, cause or recourse to either party with 60 days written notice.

8.	Entire Agreement

This LOI constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection herewith. No change, modification or termination of any of the terms, provisions, or conditions of this LOI shall be effective unless made in writing and signed all Parties hereto.

9.	Trading of Stock

The parties acknowledge that MNGA is a public company listing its common stock on the NASDAQ exchange. If any material, non-public information is disclosed, Recipient agrees that it will comply with United States Securities and Exchange Commission Regulation FD (Fair Disclosure), and refrain from trading in MNGA stock until that material non-public information is publicly disseminated.

10.	Confidentiality

Nothing in this agreement constitutes a transfer of ownership of intellectual property between the parties including, without limitation, patents, copyrights, and/or registered trademarks. The Parties will protect the copyrights of materials used in connection with preparation for any Projects. The Parties agree to keep the confidentiality of any proprietary information of a Party disclosed to any of the other Parties hereunder or in connection with any Project, and to use such information solely for the purposes of carrying out their respective commitments hereunder. Any definitive agreement between the Parties and others with respect to the any Project will contain customary confidentiality provisions to protect each Party’s proprietary information, as well as provisions relative to the disclosure of other material information in compliance with the requirements of the U.S. Securities and Exchange Commission as such apply to MagneGas.

Each Party’s signature below will confirm that the foregoing is acceptable to them. This Memorandum of Understanding contains the complete understanding of the parties with respect to the contemplated terms of the arrangement. The definitive documents evidencing the agreements between the Parties are subject to negotiation.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

Agreed to and accepted	Agreed to and accepted

Carl Dilley, Pioneer Recycling	Ermanno Santilli, CEO MagneGas Corp

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260